Exhibit 99.2

Viggle Appoints Kyle Brink to General Manager and Mario Cruz to Head of Product Development
Will Guide Company on Its Next Wave of Product Development

Viggle Inc. (Nasdaq:VGGL) has appointed Kyle Brink, former SVP Product Development, to General Manager. Mario Cruz, co-founder of Viggle’s Choose Digital, has been appointed to Head of Product Development. Along with CEO and Board Chairman Robert F.X. Sillerman, the Company is completing the transition put in place in January 2015 after expanding the roles of John Small, CFO and Kyle Brink, former SVP of Product Development.

Viggle also announces the resignation of Greg Consiglio as president and COO, effective close of business on June 30. The Nominating Committee of the Company’s Board of Directors intends to nominate Mr. Consiglio to become a member of the Board at the Company’s next annual stockholders meeting.

For more details about this and other information relating to the Company's previously announced initiative to seek strategic alternatives please see the Company's 8-K filed today.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle Platform had an average monthly total reach of 25.7 million for the three months ended March 31, 2015, including nearly 9.0 million Viggle registered users. Since its launch, Viggle members have redeemed over $24 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

View source version on businesswire.com:
http://www.businesswire.com/news/home/20150629005854/en/

Contact:
For Viggle:

Investors:

John C. Small, 1-646-738-3220

CFO
john@viggle.com

or

Media Relations:

Dian Griesel International

Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com